EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is dated as of August 10, 2020 (the “Effective Date”), by and between STRATA SKIN SCIENCES, INC. (“Strata”), URI GEIGER (“Geiger”), and ACCELMED GROWTH PARTNERS, L.P. (“Accelmed”) (Strata, Geiger, and Accelmed will collectively be referred to as the “Strata Parties”), on the one hand, and RA MEDICAL SYSTEMS, INC. (“Ra Medical”), on the other (the Strata Parties and Ra Medical will collectively be referred to as the “Settling Parties”).

RECITALS

WHEREAS, Ra Medical caused its counsel at the law firm of Wingert Grebing Brubaker & Juskie to issue a certain cease and desist demand (the “Cease and Desist Letter”) dated August 22, 2018 to be issued to Strata;

WHEREAS, on or about August 30, 2018, in response to the Cease and Desist Letter Strata and Geiger initiated a certain declaratory action captioned Strata Skin Sciences, Inc. and Uri Geiger v. Ra Medical Systems, Inc., civil action no. 18-21421, Court of Common Pleas, Montgomery County, Pennsylvania (the “Pennsylvania Action”), seeking, among other things, a declaratory judgment that Strata and Geiger had no liability to Ra Medical for the assertions and potential claims set forth in the Cease and Desist Letter;

WHEREAS, on or about May 16, 2019, Ra Medical initiated a certain action captioned Ra Medical Systems, Inc. v. Uri Geiger, Strata Skin Sciences, Inc., and Accelmed Growth Partners, L.P., civil action no. 3:19-cv-00920, United States District Court for the Southern District of California (the “California Action”) (the Pennsylvania Action and the California Action will collectively be referred to as the “Pending Lawsuits”), asserting, among other things, that the Strata Parties were liable to Ra Medical in damages for certain activity pursuant to applicable law and a prior settlement agreement between Ra Medical and PhotoMedex, Inc.;

WHEREAS, the Settling Parties have determined that it is in their best interest to terminate the Pending Lawsuits, with prejudice, but without any admission of liability, except for any obligations acknowledged and/or created or excluded by this Agreement and release each other from any claims that were or could have been asserted relating to the allegations therein which have arisen prior to the full execution of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, terms, and provisions contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Settling Parties, intending to be legally bound, hereby agree as follows:

1. Incorporation of Recitals.  The foregoing recitals are incorporated and made a part of this Agreement as though set forth in full.

2. Releases.

(a) Release by the Strata Parties.  The Strata Parties, in consideration of the obligations set forth herein, hereby release Ra Medical, its affiliates, subsidiaries, divisions, successors, assigns, agents, representatives, employees, officers, and directors (collectively, the “Ra Medical Releasees”) from any and all claims, demands, and causes of action of any kind whatsoever, whether known or unknown, fixed or contingent, asserted or unasserted, arising in contract, tort, statute, or operation of law, which they now have or ever had against any of the Ra Medical Releasees, from the beginning of time to the date of the Agreement, in any way arising from or relating to the allegations, claims, causes of action, allegations and/or assertions set forth in the Pending Lawsuits.

(b) Release by Ra Medical.  Ra Medical, in consideration of the obligations set forth herein, hereby releases the Strata Parties, and their affiliates, subsidiaries, divisions, successors, assigns, agents, representatives, employees, officers, and directors (collectively, the “Strata Parties Releasees”) from any and all claims, demands, and causes of action of any kind whatsoever, whether known or unknown, fixed or contingent, asserted or unasserted, arising in contract, tort, statute, or operation of law, which it now has or ever had against any of the Strata Parties Releasees, from the beginning of time to the date of the Agreement, in any way arising from or relating to the allegations, claims, causes of action, allegations and/or assertions set forth in the Pending Lawsuits.

(a) In giving the aforementioned releases, which include claims that might be unknown or unsuspected at present, the Settling Parties represent, warrant, and agree that they have been fully advised by their attorneys of the contents of Section 1542 of the Civil Code of the State of California. The Settling Parties expressly waive and relinquish all rights and benefits under that section and any similar statute or common law principle of similar effect of any state or territory of the United States with respect to the aforementioned releases.  Section 1542 reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

3. Stipulations of Dismissal.  Within 5 business days of the complete and final execution of this Agreement, the Settling Parties shall file stipulations and/or documentation necessary to cause each of the Pending Lawsuits to be dismissed with prejudice, with each party to bear its own attorneys’ fees and costs.  Except for claims resulting from an alleged breach of this Agreement, the Settling Parties covenant and agree not to file or prosecute any claim based upon matters within the scope of the general releases contained in Paragraph 2, supra.

4. Representation by Counsel.  All parties to this Agreement acknowledge that they (i) have been represented by counsel in negotiating this Agreement; (ii) have read, and understand all of the terms and conditions of this Agreement and the consequences thereof; (iii) have knowingly and voluntarily entered into this Agreement; and (iv) have initiated no legal proceedings related to the instant dispute other than the Pending Lawsuits. The Settling Parties hereby forever waive and relinquish any right or claim whatsoever to directly or collaterally attack the validity of this Agreement on any grounds.

5. Interpretation of Agreement.  The Settling Parties agree that the terms of this Agreement are the product of informed negotiations, and that no presumption shall arise in the interpretation of the Agreement based upon the identity of the party that drafted any provision hereof. Accordingly, the normal rule of construction/contract interpretation to the effect that any ambiguities are to be resolved against the drafting party will not be employed in any interpretation of this Agreement.

6. Severability.  If any provision of this Agreement or the application of any provision herein to any person or circumstance is held invalid or unenforceable only that provision shall be affected, and the remainder of this Agreement shall remain in full force and effect.

7. Non-Waiver.  The delay or failure to enforce or seek enforcement of any right under this Agreement shall not constitute or be construed as (i) a waiver of such rights; (ii) a waiver of any remedy to enforce such rights; or (iii) acquiescence in any default.

8. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Settling Parties and their respective affiliates, successors, and assigns.  Other than the Ra Medical Releasees and the Strata Parties Releasees to the extent set forth in Sections 2(a) and 2(b) above, there are no third‑party beneficiaries of this Agreement, and nothing contained herein shall be deemed a release, waiver or modification in any manner or to any extent whatsoever of any claims, rights or remedies which any party to this Agreement has or may have against any person other than the parties to this Agreement, all of which claims, rights and remedies as against such non‑parties are expressly reserved.

9. Agreement Governed By Pennsylvania Law.  This Agreement shall in all respects be interpreted, enforced and governed exclusively under the internal laws of the Commonwealth of Pennsylvania (without regard to its conflict of law provisions.

10. Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission (including in “ PDF” or similar format) shall be effective as delivery of a manually executed signature page hereto.

11. Entire Agreement.  This Agreement constitutes the complete understanding between the Settling Parties concerning all matters relating to this matter and supersedes all prior discussions, agreements and understandings, both written and oral, between the parties with respect thereto and may not be modified other than by a written document, executed by all parties hereto.

12. Execution of Documents to Effectuate Intent of Agreement.  The Settling Parties agree to execute without further consideration any and all further documents that may be necessary to effectuate the intent of this Agreement.

13. Authority to Settle.  The Settling Parties warrant and represent that they have collectively all of the interest in any of the matters set forth herein and that they have the full right, power, and specific authority to enter into, execute and consummate this Agreement.

14. Confidentiality.  The parties hereto agree to keep the terms of this Agreement and the settlement as confidential, and shall not to disclose the terms of this settlement to anyone except (a) to their attorneys, accountants and auditors, (b) as required for governmental regulatory or compliance purposes, (c) to comply with any duly-served subpoena or discovery request in any legal proceeding, or (d) as otherwise required by law by law or a court order; provided, however, that nothing set forth in this paragraph shall prohibit any party hereto from disclosing this Agreement to enforce its terms or from stating that the parties have amicably settled the pending disputes among them.

15. Headings.  All headings and captions in this Agreement are for convenience of reference only.  They shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof.

[Signature page follows.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed as of the date first appearing above.

STRATA SKIN SCIENCES, INC.

By: /s/ Dolev Rafaeli
Name: Dolev Rafaeli
Title: Chief Executive Officer

URI GEIGER

   /s/ Uri Geiger

ACCELMED GROWTH PARTNERS, L.P.

By: /s/ Uri Geiger
Name: Uri Geiger
Title: Managing Partner

RA MEDICAL SYSTEMS, INC.

By: /s/ Daniel Horwood
Name: Daniel Horwood
Title:  General Counsel